Sub-Item 77Q1(d): Copies of Material Amendments to the Trusts Declaration of Trust Relating to Sub-Item 77I

Effective March 28, 2013, the Fund commenced offering Class A, Class C, Institutional, Class IR and Class
 R Shares.

The terms of the Class A, Class C, Institutional, Class IR and Class R Shares for the Fund are described in Post-Effective Amendment No. 353 to the Registrants Registration Statement
 on Form N-1A, filed with
the Securities and Exchange Commission on March 25, 2013 (Accession No. 0001193125-13-124503). Amendment
 No. 69 dated December 13, 2012 to the Trusts Agreement and Declaration of Trust, dated January 28,
1997, which established Class A, Class C, Institutional, Class IR and Class R Shares for the Fund, is incorporated herein by reference to Exhibit (a)(70) to Post-Effective Amendment No. 346 to the
Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on
 December 28, 2012 (Accession No. 0001193125-13-026214).